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                                                                      Exhibit 21


List of subsidiaries of the Company:

         Interstate Nuclear Services Corp.
         Interstate Uniform Manufacturing of Puerto Rico, Inc.
         Superior Products & Equipment Co., Inc.
         UniFirst Canada Ltd.
         UniFirst Holdings, L.P.
         UTWO Corporation
         UR Corporation
         UONE Corporation
         Tennessee Uniform and Towel Service, Inc.
         Euro Nuclear Services B.V.
         ENS Nuklear Services, GmbH
         Durawear Manufacturing Corp.
         Staple Manufacturing Corp.
         UniFirst S.A. de C.V.
         Uniformes de Tamaulipas S.A. de C.V.
         RC Air LLC